EXHIBIT 3

                      FIRST AMENDMENT TO WARRANT AGREEMENT


     This FIRST AMENDMENT TO WARRANT AGREEMENT ("Amendment") is dated as of March 13, 2001, between MCM CAPITAL GROUP, INC., a Delaware corporation ("MCM") and CTW FUNDING, LLC, a Delaware limited liability company ("Lender").

                               FACTUAL BACKGROUND

     A. Under the Credit and Security Agreement dated as of October 31, 2000 (the "Credit Agreement"), Lender agreed to make available to Midland Credit Management, Inc., a Kansas corporation ("Midland") a revolving credit facility upon the terms and conditions set forth therein.

     B. To induce Lender to enter into the Credit Agreement, MCM and Lender entered into the Warrant Agreement dated as of October 31, 2000 (the "Warrant Agreement") by and between MCM and Lender. (Capitalized terms used herein without definition have the meanings given to them in the Warrant Agreement.)

     C. To induce Lender to enter into the First Amendment to Credit Agreement, dated as of March 13, 2001 (the "Credit Amendment"), among Midland, Lender, MCM and Midland Acquisition Corporation, MCM has agreed to issue to Lender, warrants to purchase up to an additional 200,000 shares of Common Stock; 50,000 to be issued on the date of each Renewal Notice (as defined in the Credit Amendment).

                                    AGREEMENT

     Therefore, the MCM and Lender agree as follows:

     1. Modification of Warrant Agreement. The Warrant Agreement is hereby amended as follows:

          (a) Credit Agreement.  The definition of "Credit Agreement" in Section
     1.01 is hereby amended by replacing such definition with the following definition:

               "Credit Agreement" means that certain Credit and Security Agreement, dated as of October 31, 2000 by and between Midland and Lender, as amended, supplemented or otherwise modified from time to time.

          (b) First Amendment. Section 1.01 of the Warrant Agreement is hereby amended by adding the following definition:

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               "First   Amendment"   means  that  certain   First
               Amendment to Credit  Agreement,  dated as of March
               13,  2001  among  Midland,   Lender,  Company  and
               Midland   Acquisition   Corporation,   a  Delaware
               corporation.

          (b) First Amendment Date. Section 1.01 of the Warrant Agreement is hereby amended by adding the following definition:

               "First Amendment Date" shall mean March 13, 2001.

          (c) Renewal Notice. Section 1.01 of the Warrant Agreement is hereby amended by adding the following definition:

               "Renewal Notice" shall have the meaning specified in the Credit Agreement.

          (d) Warrants. The definition of "Warrants" in Section 1.01 is hereby amended by replacing such definition with the following definition:

               "Warrants" shall mean the warrants issued to Lender (i) on the Closing Date; (ii) on the Initial Draw Date; (iii) on the First Amendment Date; and (iv) in connection with each Renewal Notice following the First Amendment, if any, in each case, as contemplated by this Agreement and the Credit Agreement.

          (e) Execution and Delivery of Warrant Certificates. Section 2.02 of the Warrant Agreement is hereby amended by adding the following sentence prior to the last sentence: Additional

               Warrant Certificates evidencing Warrants to purchase 50,000 shares of Common Stock shall be executed by the Company and delivered to Lender concurrently with each of (i) the execution of the First Amendment and (ii) each Renewal Notice.

     2. Conditions Precedent. Before this Amendment becomes effective and any party becomes obligated under it, all of the following conditions shall have been satisfied at the Company's sole cost and expense in a manner acceptable to Lender:

          (a) Lender shall have received an original of this Amendment executed by MCM;

          (b) Lender shall have received from MCM a Certificate of Secretary covering (i) the matters referred to in Section 3(b) of the Credit Amendment and (ii) the due authorization, execution and delivery of the Warrant Certificates to be delivered pursuant to this Amendment and the enforceability of the Warrants represented thereby in accordance with their respective terms; and

          (c) MCM shall have reimbursed Lender for reasonable attorney fees and costs incurred in the preparation, execution and closing of this Amendment.

     3. Incorporation. This Amendment shall form a part of the Warrant Agreement, and all references hereafter to the Warrant Agreement in any document executed in connection with the Warrant Agreement shall mean the Warrant Agreement as hereby modified.

     4. No Impairment. Except as specifically hereby amended, the Warrant Agreement shall remain unaffected by this Amendment and shall remain in full force and effect.

     5. Integration. The Warrant Agreement and this Amendment: (a) integrate all the terms and conditions mentioned in or incidental to the Warrant Agreement and this Amendment;


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(b) supersede all oral negotiations and prior and other writings with respect to their subject matter; and (c) are intended by the parties as the final expression of the agreement with respect to the terms and conditions set forth in those documents and as the complete and exclusive statement of the terms agreed to by the parties. If there is any conflict between the terms, conditions and provisions of this Amendment and those of any other agreement or instrument, including any of the Loan Documents (as defined in the Credit Agreement), the terms, conditions and provisions of this Amendment shall prevail.

     6. Miscellaneous. This Amendment and any attached consents or exhibits requiring signatures may be executed in counterparts, and all counterparts shall constitute but one and the same document. If any court of competent jurisdiction determines any provision of this Amendment or the Warrant Agreement to be invalid, illegal or unenforceable, that portion shall be deemed severed from the rest, which shall remain in full force and effect as though the invalid, illegal or unenforceable portion had never been a part of this Amendment or the Warrant Agreement. As used here, the word "include(s)" means "includes(s), without limitation," and the word "including" means "including, but not limited to."

     7. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.


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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.


                                           MCM CAPITAL GROUP, INC.,
                                           a Delaware corporation

                                           By:  /s/ Timothy W. Moser
                                              ----------------------------------
                                              Name:  Timothy W. Moser
                                              Title:  Executive Vice President

                                                                           "MCM"



                                           CTW FUNDING, LLC,
                                           a Delaware limited liability company

                                           By:  /s/ Brian L. Schorr
                                              ----------------------------------
                                              Name:  Brian L. Schorr
                                              Title:  Manager

                                                                        "Lender"

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